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Myers Industries Announces CEO Leadership Transition Plan

Dave Basque, Vice President of Special Projects and Former Vice President in Myers’ Material Handling Segment, Named Interim President and CEO

Board Has Initiated a Search for a New CEO

AKRON, Ohio, September 9, 2024 – Myers Industries Inc. (NYSE: MYE), a leading manufacturer of a wide range of polymer and metal products and distributor for the tire, wheel and under-vehicle service industry, today announced a leadership transition to support the continued transformation of the Company. The Board of Directors has appointed Dave Basque, Myers Industries’ Vice President, Special Projects, to the additional role of Interim President and CEO, replacing Mike McGaugh, effective immediately. Dave Basque will serve in that role until a new CEO is appointed. Until September 1, 2024, Dave served as the Company’s Vice President, Integration and Vice President, Material Handling Segment – Injection Molding. The Board has engaged a nationally recognized executive search firm to help identify a new Chief Executive Officer.

F. Jack Liebau Jr., Chairman of the Myers Industries Board stated, “Mike has been the driver of our transformation efforts for four and a half years as our CEO. We are a better Company, with a better leadership team, than we were when Mike joined us. He built a strong platform for our growth for which we are grateful. On behalf of the Board, I want to thank Mike for his valuable leadership and contributions to Myers.”

Mike McGaugh stated “I’d like to thank the Board of Directors for the opportunity to have led Myers Industries over these past several years. I believe the Company is well positioned for long term success in the future. I am confident that Dave and the Myers team will continue to drive Myers’ transformation and create shareholder value.”

Dave Basque commented, “I am very pleased to be named Interim President and CEO of Myers Industries and look forward to working closely with the Board and our senior leadership team to continue to drive the business forward.”

Mr. Liebau continued, “Dave is an industry veteran who has been a critical part of our leadership team since joining the Company in 2020. Before joining Myers, Dave spent over 35 years in senior operational and acquisition integration roles with The Dow Chemical Company. In addition to leading the injection molding division of Myers’ Material Handling business segment, Dave has been building the Company’s capability in acquisition integrations. Under his leadership, the Company will remain focused on executing our strategy with an emphasis on operational excellence to drive improved profitability and increased cash flow generation. The Board and management team are dedicated to delivering share value improvement and committed to ensuring a smooth transition. I look forward to working closely with Dave throughout this process.”

About Dave Basque

Mr. Basque joined Myers Industries in August 2020 as Vice President, Integration and Vice President, Material Handling Segment – Injection Molding. In addition to overseeing the Company’s injection molding platform operations, Mr. Basque was responsible for the Company’s acquisition integrations. Mr. Basque spent more than 35 years with The Dow Chemical Company in commercial and technical leadership roles, focusing on growing Dow’s specialty businesses. In his most recent position at Dow, Mr. Basque served as Vice President of Dow Global Technologies, Inc. and was the leader of several acquisition integration teams.

About Myers Industries

Myers Industries Inc., based in Akron, Ohio, is a manufacturer of sustainable plastic and metal products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel, and under-vehicle service industry in the United States. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release include contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including information regarding the Company’s financial outlook, future plans, objectives, business prospects and anticipated financial performance. Forward-looking statements can be identified by words such as "will," "believe," "anticipate," "expect," "estimate," "intend," "plan," or variations of these words, or similar expressions. These forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, these statements inherently involve a wide range of inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. The Company’s actual actions, results, and financial condition may differ materially from what is expressed or implied by the forward-looking statements.

Specific factors that could cause such a difference on our business, financial position, results of operations and/or liquidity include, without limitation, raw material availability, increases in raw material costs, or other production costs; risks associated with our strategic growth initiatives or the failure to achieve the anticipated benefits of such initiatives; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; operational problems at our manufacturing facilities or unexpected failures at those facilities; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; unforeseen events, including natural disasters, unusual or severe weather events and patterns, public health crises, geopolitical crises, and other catastrophic events; and other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including without limitation, the risk factors disclosed in Item 1A, "Risk Factors," in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Given these factors, as well as other variables that may affect our operating results, readers should not rely on forward-looking statements, assume that past financial performance will be a reliable indicator of future performance, nor use historical trends to anticipate results or trends in future periods. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company expressly disclaims any obligation or intention to provide updates to the forward-looking statements and the estimates and assumptions associated with them.

Investor Contact:

Meghan Beringer

Senior Director Investor Relations

252-536-5651

Source: Myers Industries, Inc.